Exhibit 8.1

FORM OF OPINION OF CADWALADER, WICKERSHAM & TAFT LLP

                , 2012

Elan Corporation, plc

Treasury Building

Lower Grand Canal Street

Dublin 2, Ireland

Ladies and Gentlemen:

We have acted as tax counsel in connection with the separation of a substantial portion of the drug discovery business platform of Elan Corporation, plc, an Irish public limited company (“Elan”), pursuant to a “demerger” under Irish law in which Elan will contribute all of the shares of Neotope Biosciences Limited, an Irish private limited company, to Prothena Corporation plc, an Irish public limited company (“Prothena” and such transfer, the “Prothena Transfer”), in exchange for Prothena issuing directly to holders of Elan ordinary shares and Elan American Depositary Shares (collectively, the “Elan Shareholders”), on a pro rata basis, 100% of Prothena’s outstanding ordinary shares (such direct share issuance, the “Distribution”), and in which Elan Science One Limited, an Irish private limited company and a wholly owned subsidiary of Elan (“ES1”), will acquire 18% of Prothena’s outstanding ordinary shares through a share subscription in exchange for a cash payment to Prothena, as described in the Demerger Agreement, dated as of November 8, 2012, between Elan and Prothena (the “Demerger Agreement”) (all capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Demerger Agreement).

In connection with the opinion expressed below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants and agreements contained in (or depicted in) originals or copies, certified or otherwise identified to our satisfaction, of (i) the representation letter of Elan and Prothena with respect to the Prothena Transfer, Distribution and certain related transactions, addressed to us and dated as of the date hereof (the “Representation Letter”); (ii) the (a) Demerger Agreement, and (b) Subscription and Registration Rights Agreement, dated as of November 8, 2012, among Prothena, Elan and ES1, in each case, including any exhibits, attachments and amendments thereto (the documents described in (a)-(b) of this clause (ii), collectively, the “Agreements”, and the transactions to be consummated pursuant to the Agreements, collectively, the “Restructuring Transactions”); (iii) Form 10 of Prothena filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2012, as amended or supplemented through the date hereof (the “SEC Filing”); (iv) Elan Corporation, plc Proposed Demerger of the Prothena Business to Prothena Corporation plc and Notice of Extraordinary General Meeting, dated as of November 13, 2012, as amended or supplemented through the date hereof; and (v) such other corporate records, agreements, documents and instruments (including with respect to the Pre-Demerger Restructuring) as we have deemed necessary or appropriate to enable us to render the opinion set forth below, and we have assumed, with your permission, that all such facts, information, representations, covenants and agreements were initially and are currently true, correct and complete and will continue to be true, correct and complete through the closing date of the completion of the Restructuring Transactions (the “Closing Date”), without regard to any qualification as to knowledge or belief. Our opinion is expressly conditioned upon, among other things, the accuracy and completeness of the facts, information, representations, covenants and agreements set forth (or depicted) in the documents referred to above and the statements, representations, covenants and agreements made by Elan, Prothena and their Affiliates, including those set forth in the Representation Letter and the form of Tax Matters Agreement, all of which we have assumed, with your permission, were initially and are currently true, correct and complete and will continue to be true, correct and complete through the Closing Date. We have also made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below.

In our examination, we have assumed, with your permission, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of all such latter documents. For purposes of this opinion, we have assumed, with your permission, that the transactions contemplated by the Agreements and the SEC Filing have been consummated or will be consummated, as applicable, in accordance therewith and as described (or depicted) therein and that no transaction or condition described (or depicted) therein and affecting this opinion will be waived or modified in any respect.

Our opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, rulings and decisions thereunder, and such other authorities as we have considered relevant, each as in effect on the date hereof, and as may be affected by amendments to the Code or the Treasury regulations thereunder or by subsequent judicial or administrative interpretation thereof, any of which may have retroactive effect. There can be no assurance that the opinion will be accepted by the Internal Revenue Service or, if challenged, by a court. We express no opinions other than as to the federal income tax law of the United States of America. This opinion does not address the various state, local or foreign tax consequences that may result from the transactions contemplated by the Agreements and the SEC Filing.

Based upon and subject to the foregoing and the assumptions and limitations set forth herein, it is our opinion that (i) the Prothena Transfer and Distribution should qualify as a reorganization pursuant to Section 368(a)(1)(D) of the Code, and (ii) the Distribution, as such, should qualify as a distribution of Prothena ordinary shares to Elan Shareholders pursuant to Section 355 of the Code.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the SEC Filing. We also consent to the references to our firm in the SEC Filing under the headings “Questions and Answers about the Separation and Distribution”, “Terms of the Separation and Distribution and Related Transactions—U.S. Federal Income Tax Consequences”, “Risk Factors—Risks Relating to the Separation and Distribution”, and “The Separation and

Distribution and Related Transactions—Material U.S. Federal Income Tax Consequences of the Separation and Distribution and Related Transactions”. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the SEC.

This opinion is limited to the matters expressly stated herein and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. This opinion is rendered only as of the date hereof, and we expressly disclaim any obligation to update or modify this opinion as a consequence of any future changes in applicable laws or Treasury regulations or the facts bearing upon this opinion or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue, any of which could affect our conclusions.

Very truly yours,

CADWALADER, WICKERSHAM & TAFT LLP